                                                                      EXHIBIT 99

                                                               (CNA SURETY LOGO)


FOR IMMEDIATE RELEASE
--------------------------------------------------------------------------------

CONTACT:  John S. Heneghan, 312/822-1908
          Doreen Lubeck, 773/583-4331

                 CNA SURETY ANNOUNCES FIRST QUARTER 2003 RESULTS

CHICAGO, MAY 5, 2003 -- CNA Surety Corporation (NYSE:SUR) today reported that net income for the first quarter of 2003 was $9.6 million, or $0.22 per share, compared to $10.6 million, or $0.25 per share, for the same period in 2002. This decrease reflects higher current year provisions for incurred losses and the increased cost of reinsurance which were partially offset by the benefits of improved product pricing.

For the quarter ended March 31, 2003, gross written premiums increased 12 percent to $91.7 million. Gross written premiums for commercial surety increased 20 percent for the quarter to $42.0 million and contract surety premiums increased six percent to $41.6 million. These increases were primarily due to the continued volume growth of small commercial products along with improving rates on large commercial and contract bonds. Ceded written premiums decreased $3.2 million to $14.5 million for the first quarter of 2003 compared to the same period of last year primarily due to changes in the Company's reinsurance programs. Net written premiums increased 20 percent to $77.1 million.

For the quarter ended March 31, 2003, underwriting income decreased $2.9 million to $6.1 million. The loss and combined ratios were 27.0 percent and 91.1 percent, respectively, for the first quarter of 2003, compared to 24.8 percent and 86.6 percent, respectively, for the same period in 2002. The higher loss and combined ratios in 2003 principally relate to higher current year provisions for incurred losses on the Company's branch contract and commercial business, as well as higher reinsurance costs. The expense ratio increased to 64.1 percent for the first quarter of 2003 compared to 61.8 percent for the same period in 2002, primarily due to the effect of higher reinsurance costs on net earned premiums.

As of March 31, 2003, stockholders' equity increased to $430 million, or $10.00 per share, up three percent from December 31, 2002. Combined statutory surplus totaled $241 million at March 31, 2003, resulting in a net written premium to statutory surplus ratio of 1.3 to 1.

The Company's business is subject to certain risks and uncertainties associated with the current economic environment and corporate credit conditions. The Company's performance, much like that of other surety companies and commercial credit providers, has been materially impacted by the significant increase in corporate defaults on a worldwide basis. Because the nature of our business is to insure against non-performance, our operations will continue to be negatively impacted if the trend toward increased corporate defaults does not reverse itself. These economic and credit conditions may also impact the availability and cost of reinsurance.

The Company has not repurchased any of its shares in 2003. As of March 31, 2003, the Company had repurchased approximately 1.5 million of its shares at an aggregate cost of $15.6 million since the inception of the Company's share repurchase program in 1999.

                                     -more-


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CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiaries, Western Surety Company and Universal Surety of America, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 34,000 independent agencies. A more detailed discussion and analysis of the Company's results of operations, liquidity and capital resources and financial condition as of and for the period ended March 31, 2003 will be contained in the Company's Form 10Q to be filed with the Securities and Exchange Commission by May 15, 2003. The Company's Securities and Exchange Commission filings are available at www.sec.gov or visit us at www.cnasurety.com on the World Wide Web for a direct link to the SEC website.

CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

NOTE: A conference call for investors and the professional investment community will be held at 10:00 a.m. Central time on May 6, 2003. On the conference call will be Mark C. Vonnahme, President and Chief Executive Officer of CNA Surety Corporation and John S. Heneghan, Chief Financial Officer of CNA Surety Corporation. It will also be broadcast live on the internet at http://www.firstcallevents.com/service/ajwz381015509gf12.html or go to the investor relations pages of the CNA Surety website (www.cnasurety.com) for further details. The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available beginning at 11:00 a.m. Central time on May 6, 2003 until 11:00 a.m. on May 13, 2003 by dialing 800-839-6713, passcode
5639881 or over the Internet at the foregoing websites.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of significant increases in corporate defaults on a national or global basis, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions including underwriting limitations imposed by the U.S. Department of Treasury, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, the cost and availability of reinsurance contracts on reasonable terms, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company's accounting policies, and other risks detailed in the Company's Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.

                                      # # #

-- Chart Follows--

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CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)


                                                           THREE MONTHS ENDED
                                                                MARCH 31,
                                                          ---------------------
                                                            2003         2002
                                                          --------     --------
OPERATING RESULTS:

Gross written premiums                                    $ 91,671     $ 82,114
                                                          ========     ========

Net written premiums                                      $ 77,146     $ 64,393
                                                          ========     ========
Revenues:
  Net earned premiums                                     $ 69,018     $ 67,221
  Net investment income                                      6,699        7,106
  Net realized investment gains (losses)                       730         (278)
                                                          --------     --------
     Total revenues                                       $ 76,447     $ 74,049
                                                          --------     --------


Expenses:
  Net losses and loss adjustment expenses(1)                18,606       16,647
  Net commissions, brokerage and
       other underwriting expenses                          44,296       41,552
  Interest expense                                             353          458
                                                          --------     --------
     Total expenses                                         63,255       58,657
                                                          --------     --------

Income before income taxes                                  13,192       15,392

Income taxes                                                 3,625        4,835
                                                          --------     --------

NET INCOME                                                $  9,567     $ 10,557
                                                          ========     ========

Basic earnings per common share                           $   0.22     $   0.25
                                                          ========     ========

Diluted earnings per common share                         $   0.22     $   0.25
                                                          ========     ========

Basic weighted average shares outstanding                   42,957       42,845
                                                          ========     ========

Diluted weighted average shares outstanding                 42,962       43,025
                                                          ========     ========


DIVIDENDS PAID PER SHARE                                  $     --     $   0.15
                                                          ========     ========

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See notes to Press Release Investor Data on page 4.

                                       -3-

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CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)


                                                                      THREE MONTHS ENDED
                                                                           MARCH 31,
                                                                 ---------------------------
                                                                   2003              2002
                                                                 ----------       ----------
UNDERWRITING RESULTS:

Gross written premiums:
  Contract                                                       $   41,623       $   39,380
  Commercial                                                         42,015           35,088
  Fidelity and other                                                  8,033            7,646
                                                                 ----------       ----------
                                                                 $   91,671       $   82,114
                                                                 ==========       ==========

Net written premiums:
  Contract                                                       $   35,039       $   31,235
  Commercial                                                         34,429           25,849
  Fidelity and other                                                  7,678            7,309
                                                                 ----------       ----------
                                                                 $   77,146       $   64,393
                                                                 ==========       ==========

Net earned premiums                                              $   69,018       $   67,221
Net losses and loss adjustment expenses (1)                          18,606           16,647
Net commissions, brokerage and other
      underwriting expenses                                          44,296           41,552
                                                                 ----------       ----------
Underwriting income                                              $    6,116       $    9,022
                                                                 ==========       ==========

Loss ratio (1)                                                         27.0%            24.8%
Expense ratio                                                          64.1             61.8
                                                                 ----------       ----------
Combined ratio (1)                                                     91.1%            86.6%
                                                                 ==========       ==========

CASH FLOW DATA:

Net cash (used by) provided by operations                        $  (35,052)      $    6,008


                                                                  MARCH 31,      December 31,
CONSOLIDATED BALANCE SHEET DATA:                                    2003            2002
                                                                 ----------      ------------

Invested assets and cash                                         $  606,777       $  638,204
Intangible assets, net                                              143,785          143,785
Total assets                                                      1,063,513        1,091,192

Insurance reserves                                                  477,014          519,646
Long-term debt                                                       60,816           60,816
Total stockholders' equity                                          429,764          419,139

Book value per share                                             $    10.00       $     9.76

Outstanding shares                                                   42,959           42,947
                                                                 ==========       ==========

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NOTES TO PRESS RELEASE INVESTOR DATA

(1) Includes the effect of recording revisions of prior year reserves. The dollar amount and the percentage point effect on the loss ratio of these reserve revisions was an addition of $55, or less than 0.1%, and a reduction of $18, or less than 0.1%, for the three months ended March 31, 2003 and 2002, respectively.

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